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                                                                   EXHIBIT 99.1


[LOGO]                       [LETTERHEAD OF ANTEC]


FOR IMMEDIATE RELEASE                  Contact:   Jim Bauer
---------------------                             Senior VP - Administration
                                                  (847)439-4444
                                                  jim.bauer@antec.com
                                                  -------------------

                       ANTEC ANNOUNCES SHARE REPURCHASE

     ROLLING MEADOWS, IL (APRIL 14, 1998) ANTEC Corporation (NASDAQ:ANTC) today announced that it has obtained the right to repurchase all of its shares owned by Anixter International Inc. (NYSE:AXE). Anixter is disposing of these shares to complete its plan to dispose of all assets not related to its core business. It is contemplated that ANTEC will acquire 4.4 million of these shares and that TCI Ventures Group (NASDAQ:TCIVA) will acquire the remaining 500,000 shares, in each case for $14.50 per share. The repurchase of these shares is conditioned on ANTEC obtaining satisfactory funding. With the contemplated purchase of these 500,000 shares, TCI Ventures Group will beneficially own 7.7 million or approximately 21% of ANTEC's outstanding shares.

     ANTEC is considering several financing alternatives relative to the buyback of the shares, which may include senior debt, subordinated debt, convertible debt and other financing alternatives. "We are working closely with our investment bankers to optimize our alternatives," said Larry Margolis, ANTEC Executive Vice President & CFO. "We will discuss the share repurchase during our first quarter earnings conference call which is now scheduled for 11:00 a.m. EST on April 16, 1998.

     "This stock repurchase reflects the confidence that we have in the value of our company," said John Egan, ANTEC Chairman & CEO, "and that our advanced fiber optic and coaxial based products should enable the rapid growth of our customers' broadband transport systems."





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     "The selling of these shares will represent the conclusion of a process we started when we spun-off ANTEC in 1993 as well as the conclusion of our long-standing program to dispose of all assets not related to our core business," said Rod Dammeyer, Vice Chairman of Anixter International Inc.

ANTEC Corporation (http://www.antec.com) is an international communications technology company serving the broadband information transport industries. Headquartered in Norcross, Georgia, ANTEC has major divisional offices in Atlanta and Denver; manufacturing facilities in Juarez, Mexico, El Paso, Texas, Tinton Falls, New Jersey and Rock Falls, Illinois and sales offices in Europe, Asia/Pacific and Latin America. ANTEC specializes in the manufacturing, materials management and distribution of products for hybrid/fiber coax (HFC) broadband networks, as well as the design and engineering of these networks.

     Forward looking statements: The repurchase of the shares is dependent on the Company putting in place satisfactory arrangements for funds for the repurchase and the Company's ongoing needs. While we believe the repurchase of the shares will be beneficial and that we will be able to put the required financing arrangements in place, there can be no assurance that our beliefs are correct. Conditions in the equity and debt markets may change. Our business is dependent upon general economic conditions as well as competitive, technological, and regulatory developments and trends specific to our industry customers. These conditions and events could be substantially different than we believe or expect and these differences may cause our actual results to differ materially from the forward-looking statements we have made or the results which could be expected to accompany such statements. Specific factors which could cause such material differences include the following: Design or manufacturing defects in our products which could curtail sales and subject us to substantial costs for removal, replacement, and reinstallation of such products; manufacturing or product development problems that we do not anticipate because of our relative experience with these activities; an inability to absorb or adjust our costs in response to lower volumes than we anticipate; unanticipated costs or inefficiencies from the ongoing consolidation of certain of our activities; loss of key management, sales or technical employees to existing or new competitors; decisions by our larger customers to cancel contracts or orders as they are entitled to do or not to enter into new contracts or orders with us because of dissatisfaction, technological or competitive changes or changes in control; and inability as result of our relative experience to deliver construction services within anticipated costs and time frames which could cause loss of business, operating



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losses and damage claims.  The above listing of factors is representative of the factors which could affect our forward-looking statements and is not intended as an all encompassing list of such factors. In providing forward-looking statements we are not undertaking any obligation to update publicly or otherwise these statements, whether as a result of new information, future events or otherwise.

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